Exhibit 99.1

Landsea Homes Reports First Quarter 2025 Results

•Home sales revenue increased 2.3% to $299.4 million
•New home deliveries increased 27.3% to 643 homes
•Net new home orders of 679 increased 11.1%
•Home sales gross margin of 13.0%, adjusted home sales gross margin of 20.0%
•Book value per share of $18.14

Dallas, Texas – May 13, 2025 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”) announced today financial results for the first quarter ended March 31, 2025. For the quarter, the Company reported pretax loss of $9.9 million, net loss of $7.1 million or $0.20 loss per share, and gross margin of 13.0%. The Company reported an adjusted net loss (a non-GAAP measure) of $1.7 million or $0.05 loss per share and adjusted gross margin of 20.0%. Reported pretax income for the prior year period was $0.7 million with net income of $0.7 million, or $0.01 earnings per share. For the prior year period, adjusted net income was $3.5 million, or $0.10 earnings per share and adjusted gross margin was 19.4%.

Operating Results

Total revenue was $310.8 million in the first quarter, up 6% compared to the first quarter of 2024, primarily driven by a 27% increase in homes closed partially offset by a 20% decrease in average selling price as Texas, Florida, and Colorado, which have lower average selling prices than California contributed to our growth in volume and represent a larger portion of our portfolio.

New homes delivered increased 27.3% to 643 homes at an average sales price of $466,000, compared to 505 homes delivered at an average sales price of $579,000 in the first quarter of 2024.

Net new home orders were up 11.1% to 679 homes with a dollar value of $317.8 million, an average sales price of $468,000 and a monthly absorption rate of 3.0 sales per active community. This compares to 611 homes with a dollar value of $336.9 million, an average sales price of $551,000 and a monthly absorption rate of 3.3 sales per active community in the prior year period. As a percentage of gross orders, cancellations equaled 9% as compared to 10% a year ago.

Total homes in backlog were 426 homes with a dollar value of $230.8 million and an average sales price of $542,000 at March 31, 2025. This compares to 623 homes with a dollar value of $380.0 million and an average sales price of $610,000 at March 31, 2024.

Total lots owned or controlled at March 31, 2025, were 10,516 compared to 10,349 at March 31, 2024. We continue to pursue an asset-light strategy, controlling 55% of our lots at the end of the first quarter of 2025 and 45% owned.

Home sales gross margin was 13.0%, or 13.5% excluding the $1.5 million inventory impairment on one of our DFW assets, compared to 14.9% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) increased 60 bps to 20.0% compared to 19.4% in the prior year period. The decrease in home sales gross margin was primarily attributed to higher discounts and incentives offered to buyers coupled with higher interest costs and costs of purchase accounting adjustments for inventory acquired in recent business combinations.

Net loss attributable to Landsea Homes was $7.3 million compared to net income attributable to Landsea Homes of $0.2 million in the prior year period. Adjusted net loss attributable to Landsea Homes (a non-GAAP measure) was $1.7 million compared to adjusted net income of $3.5 million in the prior year period. Net loss per share on a fully diluted basis was $0.20, compared to earnings per diluted share $0.01 in the first quarter of 2024. Adjusted net loss per share (a non-GAAP measure) on a fully diluted basis was $0.05 compared to adjusted net earnings per diluted share of $0.10 in the first quarter of 2024.

EBITDA was $6.2 million compared to $12.6 million in the prior year period. Adjusted EBITDA (a non-GAAP measure) was $13.5 million compared to $17.0 million in the prior year period.

Balance Sheet

As of March 31, 2025, the Company had total liquidity of $256.3 million consisting of cash and cash equivalents as well as cash held in escrow of $52.3 million and $204.0 million in availability under the Company’s $455.0 million unsecured revolving credit facility. Total debt was $727.5 million compared to $725.4 million at December 31, 2024.

Landsea Homes’ ratio of debt to capital was 52.1% at March 31, 2025, and the Company’s net debt to total capital (a non-GAAP measure) was 48.3% at March 31, 2025.

Conference Call

The Company will hold a conference call May 13, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern time) to discuss its first quarter 2025 results.

•Toll-free dial-in number: 1-800-343-4136
•International dial-in number: 1-203-518-9843

The conference call will be broadcast live and available for replay in the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available approximately three hours after conference end time through May 27, 2025.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 11159059

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Dallas, Texas that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation's most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Colorado, Florida, Texas and throughout California in Silicon Valley, Los Angeles, and Orange County. Landsea Homes was honored as the Green Home Builder 2023 Builder of the Year, after being named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees, and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to the future financial performance of Landsea Homes; changes in the market for Landsea Homes’ products and services; and other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:
•the cyclical nature of our industry and the possibility that adverse changes in general and local economic conditions could reduce the demand for homes;
•our ability to develop communities successfully and in a timely manner;
•changes in the terms and availability of mortgage financing, interest rates, federal lending programs, and tax laws, affecting the demand for and the ability of our homebuyers to complete the purchase of a home;
•our geographic concentration, which could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline;
•the potential for adverse weather and geological conditions to increase costs, cause project delays or reduce consumer demand for housing;
•our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions, and the risk that we may be forced to hold non-income producing properties for extended periods of time;
•our reliance on third-party skilled labor, suppliers and long supply chains;
•the dependence of our long-term sustainability and growth upon our ability to acquire lots that are either developed or have the approvals necessary for us to develop them; and
•the other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Stock Repurchase

Under its stock repurchase program, Landsea Homes may purchase its common stock in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company is not obligated to repurchase any specific number or amount of shares of common stock, and it may modify, suspend or discontinue the program at any time. The Company will determine the timing and amount of repurchase in its discretion based on a variety of factors, such as the market price of the Company’s common stock, corporate requirements, general market economic conditions and legal requirements.

###

Investor Relations Contact:
Drew Mackintosh, CFA
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

	March 31, 2025	December 31, 2024
	(dollars in thousands)
Assets
Cash and cash equivalents	$36,740	$53,322
Cash held in escrow	15,563	3,921
Real estate inventories	1,326,498	1,339,082
Due from affiliates	553	419
Goodwill	155,597	155,597
Other assets	147,431	148,996
Total assets	$1,682,382	$1,701,337

Liabilities
Accounts payable	$86,966	$86,348
Accrued expenses and other liabilities	197,703	212,645
Due to affiliates	887	881
Line of credit facility, net	195,330	194,435
Senior notes, net	532,177	530,919
Total liabilities	1,013,063	1,025,228

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,798,858 issued and 36,402,863 outstanding as of March 31, 2025, 41,712,850 issued and 36,316,855 outstanding as of December 31, 2024	4	4
Additional paid-in capital	462,709	462,363
Retained earnings	197,561	204,815
Total stockholders’ equity	660,274	667,182
Noncontrolling interests	9,045	8,927
Total equity	669,319	676,109
Total liabilities and equity	$1,682,382	$1,701,337

Landsea Homes Corporation
Consolidated Statements of Operations - Unaudited

	Three Months Ended March 31,
	2025	2024
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$299,373	$292,592
Lot sales and other	11,438	1,449
Total revenues	310,811	294,041

Cost of sales
Home sales	260,515	248,897
Lot sales and other	10,728	1,683
Total cost of sales	271,243	250,580

Gross margin
Home sales	38,858	43,695
Lot sales and other	710	(234)
Total gross margin	39,568	43,461

Sales and marketing expenses	23,952	18,488
General and administrative expenses	26,813	26,082
Total operating expenses	50,765	44,570

Loss from operations	(11,197)	(1,109)

Other income, net	1,300	1,813
Pretax (loss) income	(9,897)	704

Benefit for income taxes	(2,808)	(30)

Net (loss) income	(7,089)	734
Net income attributable to noncontrolling interests	165	544
Net (loss) income attributable to Landsea Homes Corporation	$(7,254)	$190

(Loss) income per share:
Basic	$(0.20)	$0.01
Diluted	$(0.20)	$0.01

Weighted average common shares outstanding:
Basic	36,334,207	36,279,679
Diluted	36,334,207	36,798,722

Home Deliveries and Home Sales Revenue

	Three Months Ended March 31,
	2025			2024			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	185	$78,895	$426	183	$78,741	$430	1%	—%	(1)%
California	65	49,010	754	146	131,894	903	(55)%	(63)%	(17)%
Colorado	29	12,735	439	17	8,854	521	71%	44%	(16)%
Florida	238	110,591	465	157	72,355	461	52%	53%	1%
Texas	126	48,142	382	2	748	374	6,200%	6,336%	2%
Total	643	$299,373	$466	505	$292,592	$579	27%	2%	(20)%
Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended March 31,
	2025				2024				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	189	$80,704	$427	3.8	233	$103,515	$444	3.6	(19)%	(22)%	(4)%	6%
California	84	59,121	704	2.6	107	108,325	1,012	3.7	(21)%	(45)%	(30)%	(30)%
Colorado	33	15,897	482	3.7	23	10,871	473	3.8	43%	46%	2%	(3)%
Florida	216	99,639	461	2.9	236	109,533	464	2.7	(8)%	(9)%	(1)%	7%
Texas	157	62,451	398	2.6	12	4,695	391	13.3	1,208%	1,230%	2%	(80)%
Total	679	$317,812	$468	3.0	611	$336,939	$551	3.3	11%	(6)%	(15)%	(9)%
Average Selling Communities

	Three Months Ended March 31,
	2025	2024	% Change
Arizona	16.7	21.3	(22)%
California	10.7	9.7	10%
Colorado	3.0	2.0	50%
Florida	24.7	29.3	(16)%
Texas	20.3	0.3	6,667%
Total	75.4	62.6	20%

Backlog

	March 31, 2025			March 31, 2024			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	74	$35,509	$480	146	$66,207	$453	(49)%	(46)%	6%
California	49	35,588	726	122	134,601	1,103	(60)%	(74)%	(34)%
Colorado	10	6,566	657	20	9,557	478	(50)%	(31)%	37%
Florida	205	114,330	558	325	165,662	510	(37)%	(31)%	9%
Texas	88	38,842	441	10	3,947	395	780%	884%	12%
Total	426	$230,835	$542	623	$379,974	$610	(32)%	(39)%	(11)%
Lots Owned or Controlled

	March 31, 2025			March 31, 2024
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	1,211	1,654	2,865	1,505	1,462	2,967	(3)%
California	716	825	1,541	569	1,200	1,769	(13)%
Colorado	213	280	493	168	125	293	68%
Florida	1,255	1,485	2,740	1,800	1,770	3,570	(23)%
Texas	1,315	1,562	2,877	202	1,548	1,750	64%
Total	4,710	5,806	10,516	4,244	6,105	10,349	2%
Home Sales Gross Margins
Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, real estate inventories impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended March 31,
	2025	%	2024	%
	(dollars in thousands)
Home sales revenue	$299,373	100.0%	$292,592	100.0%
Cost of home sales	260,515	87.0%	248,897	85.1%
Home sales gross margin	38,858	13.0%	43,695	14.9%
Add: Interest in cost of home sales	13,878	4.6%	10,557	3.6%
Add: Real estate inventories impairment	1,500	0.5%	—	—%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	54,236	18.1%	54,252	18.5%
Add: Purchase price accounting for acquired inventory	5,619	1.9%	2,456	0.8%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$59,855	20.0%	$56,708	19.4%
EBITDA and Adjusted EBITDA
The following table presents EBITDA and Adjusted EBITDA for the three months ended March 31, 2025 and 2024. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax (benefit) expense, (ii) interest expenses, (iii) depreciation and amortization, (iv) real estate inventories impairment and abandoned project costs, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss on debt modification, (vii) transaction costs, and (viii) write-off of deferred offering costs. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended March 31,
	2025	2024
	(dollars in thousands)
Net (loss) income	$(7,089)	$734
Benefit for income taxes	(2,808)	(30)
Interest in cost of sales	13,915	10,570
Depreciation and amortization expense	2,148	1,320
EBITDA	6,166	12,594
Real estate inventories impairment and abandoned project costs	1,525	256
Purchase price accounting in cost of home sales	5,619	2,456
Transaction costs	211	1,728
Adjusted EBITDA	$13,521	$17,034
Adjusted Net Income
Adjusted Net Income to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company at the time and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our prior parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, transaction costs, and real estate inventories impairment and abandoned project costs, and is tax-effected using a blended statutory tax rate. We adjust for the expense of related party interest pushed down from our prior parent company as we have no obligation to repay the debt and related interest. In the comparable prior period, we did not adjust for abandoned project costs or transaction costs. We have made that change to be more consistent with our adjusted EBITDA add-backs. We adjusted the prior period presented herein to maintain comparability between the periods.

	Three Months Ended March 31,
	2025	2024
	(dollars in thousands, except share and per share amounts)
Net (loss) income attributable to Landsea Homes Corporation	$(7,254)	$190

Real estate inventories impairment and abandoned project costs	1,525	256
Pre-Merger capitalized related party interest included in cost of sales	9	29
Purchase price accounting for acquired inventory	5,619	2,456
Transaction costs	211	1,728
Total adjustments	7,364	4,469
Tax-effected adjustments (1)	5,521	3,315

Adjusted net (loss) income attributable to Landsea Homes Corporation	$(1,733)	$3,505

Earnings per share
Basic	$(0.20)	$0.01
Diluted	$(0.20)	$0.01

Adjusted earnings per share
Basic	$(0.05)	$0.10
Diluted	$(0.05)	$0.10

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	36,334,207	36,279,679
Weighted average common shares outstanding used in EPS - diluted	36,334,207	36,798,722
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.
Net Debt to Total Capital
The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital, which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).
The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash and cash equivalents as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.
See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	March 31, 2025	December 31, 2024
	(dollars in thousands)
Total notes and other debts payable, net	$727,507	$725,354
Total equity	669,319	676,109
Total capital	$1,396,826	$1,401,463
Ratio of debt to capital	52.1%	51.8%

Total notes and other debts payable, net	$727,507	$725,354
Less: cash and cash equivalents	36,740	53,322
Less: cash held in escrow	15,563	3,921
Net debt	675,204	668,111

Total capital	$1,396,826	$1,401,463
Ratio of net debt to total capital	48.3%	47.7%